Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
The Board of Directors of Chemical Financial Corporation (to be renamed TCF Financial Corporation)
Plan Participants, Plan Sponsor and Plan Administrator of the
TCF 401K Plan:
We consent to the incorporation by reference in the registration statement (No. 333-230635) on Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 of Chemical Financial Corporation (to be renamed TCF Financial Corporation) of our report dated June 24, 2019, with respect to the statements of net assets available for plan benefits of the TCF 401K Plan as of December 31, 2018 and 2017, the related statements of changes in net assets available for plan benefits for the years then ended and related notes (collectively, the "financial statements"), and the supplemental schedule of assets (held at end of year) as of December 31, 2018 and the supplemental schedule of reportable transactions for the year ended December 31, 2018, which report appears in the December 31, 2018 annual report on Form 11-K of the TCF 401K Plan.
/s/ KPMG LLP

Minneapolis, Minnesota
July 31, 2019